Second Quarter 2022 Results

San Jose, California • August 2, 2022

PayPal (NASDAQ: PYPL)

Q2'22: Delivered solid financial results and sequential revenue acceleration

- Net revenues of $6.8 billion, growing 9% and 10% on an FX-neutral basis (FXN); excluding eBay, revenue grew 14% on a spot basis[1]
- GAAP EPS of ($0.29) compared to $1.00 in Q2'21, and non-GAAP EPS of $0.93 compared to $1.15 in Q2'21
- Operating cash flow of $1.5 billion, growing 12%, and free cash flow of $1.3 billion, growing 22%
- Total Payment Volume (TPV) of $339.8 billion, growing 9% and 13% FXN

Management enhancements and shareholder value initiatives

- Blake Jorgensen appointed Chief Financial Officer (CFO), effective August 3
- Chief Product Officer (CPO) Mark Britto retiring at end of year; new CPO search underway
- Ongoing execution against productivity initiatives:
  - $900 million of cost savings expected to be realized in FY'22
  - Annualized benefits from these cost savings, in conjunction with additional initiatives, expected to generate at least $1.3 billion of savings in FY'23
  - Plan to deliver operating margin expansion in FY'23
- Renewed commitment to capital return with new $15 billion share repurchase authorization; FY'22 share repurchases expected to reach ~$4.0 billion
  - Commitment to work with Elliott Investment Management L.P. on a comprehensive evaluation of capital return alternatives

FY'22: Revenue expected to reach ~$27.85 billion with TPV of ~$1.4 trillion

- Net revenues expected to grow ~10% on a spot basis and ~11% FXN, the low end of prior currency-neutral guidance
- GAAP EPS expected to be ~$1.52-$1.62; raising expected non-GAAP EPS to ~$3.87-$3.97
- TPV expected to grow ~12% on a spot basis and ~16% FXN
- Approximately 10 million Net New Actives (NNAs) expected to be added in FY'22

Q2'22 Highlights

	GAAP		Non-GAAP	
	USD $	YoY Change	USD $	YoY Change
Net Revenues	$6.8B	9%	$6.8B	10%[2]
Operating Income	$0.8B	(32%)	$1.3B	(21%)
EPS	($0.29)	(129%)	$0.93	(19%)

"Our second quarter results were solid with currency-neutral revenue and non-GAAP earnings growth exceeding expectations. We continue to gain share as we execute across our key strategic initiatives, even as we drive operational efficiency across our business."

Dan Schulman
President and CEO

1. All references to eBay in this press release refer to eBay Marketplaces on PayPal's payments platform. **2.** On an FXN basis.

Q2 2022 Results 1

Key Operating and Financial Metrics


Total Payment Volume
Spot
FXN
+9%
+13%
$311.0B
$339.8B
Q2'21
Q2'22


Net Revenues
Spot
FXN
+9%
+10%
$6.2B
$6.8B
Q2'21
Q2'22


GAAP / Non-GAAP EPS[1]
GAAP
(129%)
$1.00
($0.29)
Q2'21
Q2'22
Non-GAAP
(19%)
$1.15
$0.93
Q2'21
Q2'22


Operating Cash Flow / Free Cash Flow[1]
Operating Cash Flow
+12%
$1.3B
$1.5B
Q2'21
Q2'22
Free Cash Flow
+22%
$1.1B
$1.3B
Q2'21
Q2'22

Financial Highlights

Net revenues increased 9% with ex-eBay growth of 14%

- Net revenues of $6.8 billion, 9% growth on a spot basis and 10% FXN
  - Revenue excluding eBay grew 14% on a spot basis, on top of 32% growth in Q2'21
- GAAP operating margin of 11.2%, declined 684 basis points; non-GAAP operating margin of 19.1%, declined 738 basis points
- GAAP EPS of ($0.29), compared to $1.00 in Q2'21; non-GAAP EPS of $0.93, compared to $1.15 in Q2'21
  - Q2'21 GAAP and non-GAAP EPS included a benefit of ~$0.11 from the release of credit reserves
  - GAAP EPS includes a negative impact of ~$0.37 associated with a discrete tax charge related to acquired intellectual property and a net loss of ~$0.45 on PayPal's strategic investment portfolio, compared to a net gain of ~$0.20 in Q2'21

"We are advancing our priorities and sustainably improving our cost structure. The cash flow generating power of our business is a strategic competitive advantage. We are focused on creating value for our shareholders and strengthening our position as a leading global digital payments platform."

Gabrielle Rabinovitch
Interim CFO and SVP, Corporate Finance and Investor Relations

1. For a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section titled "Non-GAAP Measures of Financial Performance" and the subsequent tables at the end of this press release.

Q2 2022 Results 2

MADE
NEW YORK
STUDIO 189
STUDIO 189
BOGOLAN
DECONSTRUCTED
SHORT TRENCH COAT
$725.00
ADD TO CART
PayPal
More payment options
STUDI



STUDIO 189

Studio 189, co-founded by Abrima Erwiah and Rosario Dawson, is a mission-based fashion lifestyle brand that works with artisanal communities in Africa with a focus on creating jobs and supporting education and skills training. Studio 189 presents PayPal's checkout button upstream across their website, and was featured at the recent MADE x PayPal event.

> "PayPal has been an integral part of growing our business. A significant amount of our online payments are powered by PayPal Checkout, and we love the safety and security that PayPal provides for our business and our customers."
>
> **Abrima Erwiah**
> Co-founder, Studio 189

Operating Highlights

Ongoing volume and account growth

- $339.8 billion in TPV, up 9% on a spot basis, and 13% FXN
  - TPV excluding eBay grew 11% on a spot basis and 15% FXN, representing 98% of TPV
  - Venmo processed $61.4 billion in TPV, growing 6%, on top of 58% in Q2'21
- 0.4 million NNAs added, with total active accounts of 429 million, up 6%
- 5.5 billion payment transactions, up 16%
- 48.7 payment transactions per active account on a trailing twelve month basis, growing 12%

Balance Sheet and Liquidity

Strong balance sheet and cash flow generation

- Cash, cash equivalents, and investments totaled $15.6 billion as of June 30, 2022
- Debt totaled $10.6 billion as of June 30, 2022, including $3.0 billion of new issuance in May 2022
- In Q2'22, generated cash flow from operations of $1.5 billion, increasing 12%, and free cash flow of $1.3 billion, increasing 22%
- In Q2'22, repurchased approximately 8 million shares of common stock, returning $750 million to stockholders

Q2 2022 Results 3

Q2 2022 Results 41. PayPal Cashback Mastercard, issued by Synchrony, offers unlimited 3% cash back when checking out with PayPal and unlimited 2% cash back on all other purchases. Enhancing our merchant and consumer value proposition and expanding our partnerships • Rolled out new credit offerings for SMBs, including the PayPal Business Cashback Mastercard® in the U.S. and expansion of PayPal Working Capital to France and the Netherlands • Introduced new ways for consumers to pay in store, with Tap to Pay functionality for contactless in-person payments with SMBs in the Netherlands, Sweden and UK, and the revamped PayPal Cashback Mastercard® in the U.S., offering 3% cash back when checking out with PayPal at millions of merchants1 • Launched crypto transfers between PayPal and other wallets and exchanges, as well as no-fee send and receive to family and friends on PayPal in the U.S., enhancing cryptocurrency value proposition and expanding access to the broader ecosystem • Expanded relationship with Shopify to power Shopify Payments in France, providing French merchants access to a tightly integrated payment offering • Broadened global Pay Later offerings, launching Pay Monthly in the U.S., giving consumers the choice to spread payments over longer periods of time and providing merchants with a new way to engage more customers Strategic Initiatives and Business Updates

Q2 2022 Results 5 Presented in millions, except per share data and percentages Q2 2022 Q2 2021 YoY Growth FXN YoY Growth Total Payment Volume (TPV) $339,791 $310,992 $28,799 9% 13% G A A P Net revenues $6,806 $6,238 $568 9% N/A Operating margin 11.2% 18.1% ** (684bps) N/A Effective tax rate 795.9% 12.7% ** 783.2pts N/A Net income (loss) ($341) $1,184 ($1,525) (129%) N/A Earnings per diluted share ($0.29) $1.00 ($1.29) (129%) N/A Net cash provided by operating activities $1,466 $1,306 $160 12% N/A N on -G A A P Net revenues $6,806 $6,238 $568 9% 10% Operating margin 19.1% 26.5% ** (738bps) N/A Effective tax rate 14.3% 14.9% ** (0.6pts) N/A Net income $1,079 $1,362 ($283) (21%) N/A Earnings per diluted share $0.93 $1.15 ($0.22) (19%) N/A Free cash flow $1,291 $1,059 $232 22% N/A Q2'22 Financial and Operating Highlights ** Not meaningful

Q2 2022 Results 6 “As one of PayPal's largest investors, with an approximately $2 billion investment, Elliott strongly believes in the value proposition at PayPal. PayPal has an unmatched and industry- leading footprint across its payments businesses and a right to win over the near- and long- term. Today's announcement highlights a number of steps that have been underway and are being initiated to help realize the significant value opportunity at the Company. We look forward to working with and supporting Dan, the Board, and the rest of the team as they execute on this opportunity." Jesse Cohn Managing Partner, Elliott Investment Management L.P. Board of Directors and Management aligned to strengthen PayPal's position • Appointing Blake Jorgensen as CFO, effective August 3 ◦ Blake has extensive experience driving operational excellence and shareholder value, having served as CFO at industry-leading companies including Electronic Arts Inc., Levi Strauss & Co., and Yahoo! Inc. • Conducting search for a new CPO following Mark Britto's plan to retire at the end of the year • Completed comprehensive operational review to identify substantial efficiency opportunities and growth initiatives ◦ FY'22 financial outlook incorporates ~$900 million of savings across transactional and non-transactional operating expenses ◦ On an annualized basis, these FY'22 savings, in conjunction with additional initiatives, are expected to generate savings of at least ~$1.3 billion in FY'23 ◦ Expect to reinvest a portion of the gross savings into high- conviction growth opportunities and drive operating margin expansion in FY’23 • Announcing an invigorated capital return program, including a new $15 billion share repurchase authorization and a comprehensive evaluation of capital return alternatives ◦ Returned $2.25 billion to shareholders in the form of share repurchases in the first half of 2022, representing ~95% of free cash flow generated in the period ◦ FY'22 share repurchases expected to reach ~$4.0 billion • Investor Day to be held in early 2023 to share financial and strategic update and provide details related to the review of capital return alternatives • Entering into an Information Sharing Agreement with Elliott Investment Management L.P. to continue collaboration across a range of value- creation opportunities Leadership, Resiliency, and Shareholder Value Initiatives

Q2 2022 Results 7 Financial Guidance Q3'22 Guidance • Net revenues expected to reach $6.80 billion, growing ~10% on a spot basis and ~12% FXN ◦ Revenue excluding eBay expected to grow ~12% on a spot basis and ~13.5% FXN • GAAP earnings per diluted share expected to be in the range of ~$0.61-$0.63 compared to $0.92 in the prior year period, and non-GAAP earnings per diluted share expected to be in the range of ~$0.94-$0.96, compared to $1.11 in the prior year period ◦ In the third quarter of 2021, GAAP EPS included a net gain of approximately $0.13 on PayPal’s strategic investment portfolio ◦ In the third quarter of 2021, GAAP and non-GAAP EPS included a benefit of approximately $0.04 from the release of credit reserves ◦ Estimated non-GAAP amounts for the three months ending September 30, 2022 reflect adjustments of approximately $450 million, primarily representing estimated stock-based compensation expense and related payroll taxes of approximately $320 million FY'22 Guidance • TPV expected to grow ~12% on a spot basis and ~16% FXN • Net revenues expected to reach $27.85 billion, growing ~10% on a spot basis and ~11% FXN, the low end of prior currency-neutral guidance ◦ Revenue excluding eBay expected to grow ~13.5% on a spot basis and ~14.5% FXN • GAAP earnings per diluted share expected to be in the range of ~$1.52-$1.62, compared to $3.52 in FY’21, and raising expected non-GAAP EPS to the range of ~$3.87-$3.97, compared to $4.60 in FY’21 ◦ In 2021, GAAP EPS included a net gain of approximately $0.06 on PayPal’s strategic investment portfolio ◦ In 2021, GAAP and non-GAAP EPS included a benefit of approximately $0.21 from the release of credit reserves ◦ Estimated non-GAAP amounts for the twelve months ending December 31, 2022 reflect adjustments of approximately $2.1 billion, including estimated stock-based compensation expense and related payroll taxes of approximately $1.5 billion Please see “Non-GAAP Financial Measures” and “Non-GAAP Measures of Financial Performance” for important additional information. Conference Call & Webcast PayPal Holdings, Inc. will host a conference call to discuss second quarter 2022 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

Q2 2022 Results 8 Presentation All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided. This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non- GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non- GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non- GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow.” Non-GAAP Financial Measures

Q2 2022 Results 9 Forward-Looking Statements This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding guidance and projected financial results for the third quarter and full year 2022; anticipated cost savings and operating margin expansion; our capital return program; the impact and timing of acquisitions; and the projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, supply chain issues and related events that affect payments or commerce activity, including inflation and rising interest rates; the impact of natural disasters or other business interruptions on our business and financial condition, as well as our customers, suppliers, vendors and other business partners; the continuing effects of the COVID-19 pandemic and the proliferation of variants; the impact of the Russia-Ukraine conflict; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering privacy, data protection, and cybersecurity, which expose us to potential liabilities, increased costs, and other adverse effects on our business; the impact of payment card, bank, or other network rules or practices; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our ability to manage relationships with third parties and their ability to meet their obligations to us; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/ or contemplated after the date hereof. More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors”, “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of August 2, 2022. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

Q2 2022 Results 10 Disclosure Channels PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD: • Investor Relations website (https://investor.pypl.com) • PayPal Newsroom (https://newsroom.paypal-corp.com/) • PayPal Corporate website (https://about.pypl.com) • Twitter handles (@PayPal and @PayPalNews) • LinkedIn page (https://www.linkedin.com/company/paypal), • Facebook page (https://www.facebook.com/PayPalUSA/) • YouTube channel (https://www.youtube.com/paypal) • Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/) • Dan Schulman’s Facebook page (https://www.facebook.com/DanSchulmanPayPal/) • Dan Schulman’s Instagram page (https://www.instagram.com/dan_schulman/) The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the SEC, public conference calls, and webcasts. Investor Relations Contacts Gabrielle Rabinovitch grabinovitch@paypal.com Ryan Wallace ryanwallace@paypal.com Media Relations Contacts Amanda Miller amandacmiller@paypal.com Josh Criscoe jcriscoe@paypal.com © 2022 PayPal Holdings, Inc. All rights reserved. Other company and product names may be trademarks of their respective owners.

Q2 2022 Results 11 PayPal Holdings, Inc. Unaudited Condensed Consolidated Balance Sheets June 30, 2022 December 31, 2021 (In millions, except par value) ASSETS Current assets:     Cash and cash equivalents $ 4,583 $ 5,197 Short-term investments 4,723 4,303 Accounts receivable, net 867 800 Loans and interest receivable, net 5,749 4,846 Funds receivable and customer accounts 37,221 36,141 Prepaid expenses and other current assets 2,109 1,287 Total current assets 55,252 52,574 Long-term investments 6,270 6,797 Property and equipment, net 1,832 1,909 Goodwill 11,146 11,454 Intangible assets, net 1,001 1,332 Other assets 2,309 1,737 Total assets $ 77,810 $ 75,803 LIABILITIES AND EQUITY Current liabilities: Accounts payable $ 156 $ 197 Funds payable and amounts due to customers 40,221 38,841 Accrued expenses and other current liabilities 4,122 3,755 Income taxes payable 596 236 Total current liabilities 45,095 43,029 Deferred tax liability and other long-term liabilities 2,750 2,998 Long-term debt 10,198 8,049 Total liabilities 58,043 54,076 Equity: Common stock, $0.0001 par value; 4,000 shares authorized; 1,156 and 1,168 shares outstanding as of June 30, 2022 and December 31, 2021, respectively — — Preferred stock, $0.0001 par value; 100 shares authorized, unissued — — Treasury stock at cost, 151 and 132 shares as of June 30, 2022 and December 31, 2021, respectively (14,130) (11,880) Additional paid-in-capital 17,758 17,208 Retained earnings 16,703 16,535 Accumulated other comprehensive income (loss) (564) (136) Total equity 19,767 21,727 Total liabilities and equity $ 77,810 $ 75,803

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
	(In millions, except per share data)			
Net revenues	$ 6,806	$ 6,238	$ 13,289	$ 12,271
Operating expenses:				
Transaction expense	3,044	2,524	5,861	4,799
Transaction and credit losses	448	169	817	442
Customer support and operations [1]	536	521	1,070	1,039
Sales and marketing [1]	595	628	1,189	1,230
Technology and development [1]	815	746	1,630	1,487
General and administrative [1]	514	522	1,121	1,046
Restructuring and other charges	90	1	126	59
Total operating expenses	6,042	5,111	11,814	10,102
Operating income	764	1,127	1,475	2,169
Other income (expense), net	(715)	229	(797)	59
Income before income taxes	49	1,356	678	2,228
Income tax expense (benefit)	390	172	510	(53)
Net income (loss)	$ (341)	$ 1,184	$ 168	$ 2,281
Net income (loss) per share:				
Basic	$ (0.29)	$ 1.01	$ 0.14	$ 1.94
Diluted	$ (0.29)	$ 1.00	$ 0.14	$ 1.92
Weighted average shares:				
Basic	1,158	1,174	1,161	1,174
Diluted	1,158	1,186	1,166	1,188
[1] Includes stock-based compensation as follows:				
Customer support and operations	$ 67	$ 77	$ 140	$ 149
Sales and marketing	42	48	87	96
Technology and development	129	147	265	286
General and administrative	88	129	276	248
	$ 326	$ 401	$ 768	$ 779

Q2 2022 Results 12

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
	(In millions)			
Cash flows from operating activities:				
Net income (loss)	$ (341)	$ 1,184	$ 168	$ 2,281
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				
Transaction and credit losses	448	169	817	442
Depreciation and amortization	333	316	661	616
Stock-based compensation	312	390	741	758
Deferred income taxes	(441)	(103)	(457)	(103)
Net (gains) losses on strategic investments	672	(283)	658	(163)
Other	248	26	322	77
Changes in assets and liabilities:				
Accounts receivable	(17)	(15)	(67)	(112)
Accounts payable	2	75	(27)	41
Income taxes payable	69	53	86	20
Other assets and liabilities	181	(506)	(194)	(793)
Net cash provided by operating activities	1,466	1,306	2,708	3,064
Cash flows from investing activities:				
Purchases of property and equipment	(175)	(247)	(366)	(468)
Proceeds from sales of property and equipment	2	1	5	1
Purchases and originations of loans receivable	(6,775)	(2,804)	(12,300)	(4,937)
Principal repayment of loans receivable	5,856	2,413	10,910	4,621
Purchases of investments	(4,547)	(9,265)	(13,151)	(20,240)
Maturities and sales of investments	2,336	8,965	11,087	18,683
Acquisitions, net of cash and restricted cash acquired	—	(469)	—	(469)
Funds receivable	(643)	307	(882)	127
Other investing activities	30	—	30	—
Net cash used in investing activities	(3,916)	(1,099)	(4,667)	(2,682)
Cash flows from financing activities:				
Proceeds from issuance of common stock	83	87	86	89
Purchases of treasury stock	(750)	(200)	(2,250)	(1,523)
Tax withholdings related to net share settlements of equity awards	(31)	(77)	(275)	(940)
Borrowings under financing arrangements	3,002	—	3,288	—
Repayments under financing arrangements	(1,582)	—	(1,686)	—
Funds payable and amounts due to customers	723	(7)	1,586	3,004
Other financing activities	—	—	1	—
Net cash provided by (used in) financing activities	1,445	(197)	750	630
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(154)	8	(136)	(34)
Net change in cash, cash equivalents, and restricted cash	(1,159)	18	(1,345)	978
Cash, cash equivalents, and restricted cash at beginning of period	17,843	19,000	18,029	18,040
Cash, cash equivalents, and restricted cash at end of period	$ 16,684	$ 19,018	$ 16,684	$ 19,018
Supplemental cash flow disclosures:				
Cash paid for interest	$ 100	$ 97	$ 112	$ 109
Cash paid for income taxes, net	$ 397	$ 293	$ 444	$ 380

Q2 2022 Results 13

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:

- *Transaction revenues*: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume ("TPV") completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We earn additional fees from merchants and consumers on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their debit card or bank account, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from accounts that violate our user agreement, and other miscellaneous fees.
- *Revenues from other value added services*: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our merchants and consumers. We also earn revenues from interest and fees earned on our portfolio of loans receivable, and interest earned on certain assets underlying customer balances.

Net Revenues by Type

	Three Months Ended				
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In millions, except percentages)				
Transaction revenues	$ 6,272	$ 5,998	$ 6,377	$ 5,607	$ 5,797
Current quarter vs prior quarter	5 %	(6)%	14 %	(3)%	3 %
Current quarter vs prior year quarter	8 %	7 %	12 %	10 %	17 %
Percentage of total	92 %	93 %	92 %	91 %	93 %
Revenues from other value added services	534	485	541	575	441
Current quarter vs prior quarter	10 %	(10)%	(6)%	30 %	7 %
Current quarter vs prior year quarter	21 %	18 %	25 %	50 %	40 %
Percentage of total	8 %	7 %	8 %	9 %	7 %
Total net revenues	$ 6,806	$ 6,483	$ 6,918	$ 6,182	$ 6,238
Current quarter vs prior quarter	5 %	(6)%	12 %	(1)%	3 %
Current quarter vs prior year quarter	9 %	7 %	13 %	13 %	19 %

Net Revenues by Geography

	Three Months Ended				
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In millions, except percentages)				
U.S. net revenues	$ 3,863	$ 3,671	$ 3,901	$ 3,476	$ 3,272
Current quarter vs prior quarter	5 %	(6)%	12 %	6 %	7 %
Current quarter vs prior year quarter	18 %	20 %	27 %	23 %	23 %
Percentage of total	57 %	57 %	56 %	56 %	52 %
International net revenues	2,943	2,812	3,017	2,706	2,966
Current quarter vs prior quarter	5 %	(7)%	11 %	(9)%	— %
Current quarter vs prior year quarter	(1)%	(5)%	(1)%	3 %	14 %
(FXN) Current quarter vs prior year quarter	1 %	(5)%	(1)%	2 %	10 %
Percentage of total	43 %	43 %	44 %	44 %	48 %
Total net revenues	$ 6,806	$ 6,483	$ 6,918	$ 6,182	$ 6,238
Current quarter vs prior quarter	5 %	(6)%	12 %	(1)%	3 %
Current quarter vs prior year quarter	9 %	7 %	13 %	13 %	19 %
(FXN) Current quarter vs prior year quarter	10 %	8 %	13 %	13 %	17 %

Q2 2022 Results 14

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended				
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In millions, except percentages)				
Active accounts[1]	429	429	426	416	403
Current quarter vs prior quarter	— %	1 %	2 %	3 %	3 %
Current quarter vs prior year quarter	6 %	9 %	13 %	15 %	16 %
Number of payment transactions[2]	5,513	5,161	5,343	4,900	4,735
Current quarter vs prior quarter	7 %	(3)%	9 %	3 %	8 %
Current quarter vs prior year quarter	16 %	18 %	21 %	22 %	27 %
Payment transactions per active account[3]	48.7	47.0	45.4	44.2	43.5
Current quarter vs prior quarter	4 %	3 %	3 %	2 %	3 %
Current quarter vs prior year quarter	12 %	11 %	11 %	10 %	11 %
TPV[4]	$ 339,791	$ 322,981	$ 339,530	$ 309,910	$ 310,992
Current quarter vs prior quarter	5 %	(5)%	10 %	— %	9 %
Current quarter vs prior year quarter	9 %	13 %	23 %	26 %	40 %
(FXN) Current quarter vs prior year quarter	13 %	15 %	23 %	24 %	36 %
Transaction Expense Rate[5]	0.90 %	0.87 %	0.87 %	0.83 %	0.81 %
Transaction and Credit Loss Rate[6]	0.13 %	0.11 %	0.10 %	0.09 %	0.05 %
Transaction Margin[7]	48.7 %	50.9 %	52.3 %	54.2 %	56.8 %

Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.

(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal's platform or services through such third party's login credentials, including entities that utilize Hyperwallet's payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.

(2) Number of payment transactions are the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period.

(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform, or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(5) Transaction expense rate is transaction expense divided by TPV.

(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.

(7) Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues.

Q2 2022 Results 15

Q2 2022 Results 16 PayPal Holdings, Inc. Non-GAAP Measures of Financial Performance To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures. Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company. The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate: Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business. Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results. Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results. Gains and losses on strategic investments. We record gains and losses on our strategic investments related to our interest in companies over which we have limited control and visibility. We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing operating results. Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results. Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income. Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.   In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX- neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

Q2 2022 Results 17 PayPal Holdings, Inc. Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate (1) The three months ended June 30, 2022 includes asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties. The three months ended June 30, 2021 include charges associated with early lease termination. Three Months Ended June 30, 2022 2021 (In millions, except percentages) (unaudited) GAAP net revenues $ 6,806 $ 6,238 GAAP operating income 764 1,127 Stock-based compensation expense and related employer payroll taxes 329 417 Amortization of acquired intangible assets 119 109 Restructuring 71 (5) Other(1) 19 6 Total non-GAAP operating income adjustments 538 527 Non-GAAP operating income $ 1,302 $ 1,654 GAAP operating margin 11% 18 % Non-GAAP operating margin 19% 27 % Three Months Ended June 30, 2022 2021 (In millions, except per share data and percentages) (unaudited) GAAP income before income taxes $ 49 $ 1,356 GAAP income tax expense 390 172 GAAP net income (loss) (341) 1,184 Non-GAAP adjustments to net income (loss): Non-GAAP operating income adjustments (see table above) 538 527 Net (gains) losses on strategic investments 672 (283) Other(1) 431 (7) Tax effect of non-GAAP adjustments (221) (59) Non-GAAP net income $ 1,079 $ 1,362 Diluted net income (loss) per share: GAAP $ (0.29) $ 1.00 Non-GAAP $ 0.93 $ 1.15 Shares used in GAAP diluted share calculation 1,158 1,186 Shares used in non-GAAP diluted share calculation 1,160 1,186 GAAP effective tax rate 796% 13 % Tax effect of non-GAAP adjustments to net income (loss) (782) % 2 % Non-GAAP effective tax rate 14% 15% (1) The three months ended June 30, 2022 include tax expense related to intra-group transfer of intellectual property. The three months ended June 30, 2021 include tax benefit related to the write-off of deferred tax liabilities on strategic investments as a result of acquiring the remaining interest in the investments during the period.

Q2 2022 Results 18 PayPal Holdings, Inc. Reconciliation of Operating Cash Flow to Free Cash Flow Three Months Ended June 30, 2022 2021 (In millions/unaudited) Net cash provided by operating activities $ 1,466 $ 1,306 Less: Purchases of property and equipment (175) (247) Free cash flow $ 1,291 $ 1,059